EXHIBIT 2.1

Dated 28 December 2018

(1) THE HANOVER INSURANCE GROUP, INC.

(2) CHINA REINSURANCE (GROUP) CORPORATION

SUPPLEMENTAL AGREEMENT

relating to the sale and purchase agreement

dated 13 September 2018

LONDON

CONTENTS

Clause	Page

1.	Definitions	1
2.	Amendments to the SPA	2
3.	All other terms unchanged	6
4.	The CIC Completion or the HAH Completion not occurring	6
5.	Clauses repeated	7

i

THIS DEED is dated 28 December 2018 and made between:

(1)	THE HANOVER INSURANCE GROUP, INC. a Delaware corporation with its headquarters at 440 Lincoln Street, Worcester, Massachusetts, United States of America (“THG”); and

(2)

CHINA REINSURANCE (GROUP) CORPORATION a joint stock limited company incorporated in the People’s Republic of China whose registered office is at No.11 Jinrong Avenue, Xicheng District, Beijing, China (the “Buyer”).

BACKGROUND:

(A)	The parties entered into the SPA on 13 September 2018.

(B)

The parties are in the position where they are able to complete the sale and purchase of the HIIH Shares but not simultaneously complete the sale and purchase of the CIC Shares and the HAH Shares with the HIIH Shares.

(C)

Pursuant to clause 22.3 and as contemplated by clause 3.15 of the SPA, the parties wish to amend the SPA on the terms of this Agreement so that the parties may proceed to complete the sale and purchase of the HIIH Shares, and defer completion of the CIC Shares and the HAH Shares.

(D)	It is noted that the Buyer has nominated another member of the Buyer’s Group, China Re International Company Limited, to acquire the Shares.

THIS DEED WITNESSES that:

1.	DEFINITIONS

1.1	Defined terms

In this Agreement:

“CIC Completion” means completion of the sale and purchase of the CIC Shares in accordance with clause 7 of the SPA (as amended by this Agreement);

“CIC Completion Date” means the fifth Business Day following satisfaction or waiver (in accordance with the SPA) of the Condition set out in clause 3.1.5 of the SPA, or such other date as THG and the Buyer shall agree in writing;

“HAH Completion” means completion of the sale and purchase of the HAH Shares in accordance with clause 7 of the SPA (as amended by this Agreement);

“HAH Completion Date” means the fifth Business Day following satisfaction or waiver (in accordance with the SPA) of the Condition set out in clause 3.1.8 of the SPA, or such other date as THG and the Buyer shall agree in writing;

“HIIH Completion” means completion of the sale and purchase of the HIIH Shares in accordance with clause 7 of the SPA (as amended by this Agreement);

“HIIH Completion Date” means the day on which the HIIH Completion occurs; and

“SPA” means the sale and purchase agreement dated 13 September 2018 between the parties.

1.2	Definitions in the SPA

Unless the context requires otherwise, words and expressions used but not defined in this Agreement shall have the meanings given to them in the SPA.

2.	AMENDMENTS TO THE SPA

2.1	Amendments

The SPA shall be amended as follows:

(a)	clause 1.1 of the SPA shall be amended so that it shall include the definitions set out in Clause 1.1;

(b)	the definition of Transaction Documents set out in clause 1.1 of the SPA shall be amended so that it shall include this Agreement;

(c)

clause 2.1.1 of the SPA shall be amended so that the agreement by THG to sell or procure the sale by the Sellers (as applicable) of, and the agreement by the Buyer to purchase, the CIC Shares and the HAH Shares shall take effect from and including the CIC Completion and the HAH Completion respectively;

(d)	clause 2.2 of the SPA shall be deleted in its entirety;

(e)	clause 3.1 of the SPA shall be amended so that:

(i)	the CIC Completion is subject to, and conditional upon the satisfaction or waiver (in accordance with the SPA) of, the Condition set out in clause 3.1.5 of the SPA and the HIIH Completion only; and

(ii)	the HAH Completion is subject to, and conditional upon the satisfaction or waiver (in accordance with the SPA) of, the Condition set out in clause 3.1.8 of the SPA and the HIIH Completion only,

in each case, before 5 p.m. on 31 March 2019 or such later date as the parties may agree in writing, subject to any required regulatory approvals or extensions thereto, and, in any case, before 5 p.m. on 31 December 2019 (or such other date as the Buyer and THG may agree in writing) (the parties hereby acknowledge and agree the postponement of the Initial Longstop Date pursuant to this Clause 2.1(e) in relation to the Conditions set out in clauses 3.1.5 and 3.1.8 of the SPA only). For the avoidance of doubt, the relevant provisions of clause 3 of the SPA shall continue to apply until the CIC Completion and the HAH Completion, as applicable;

(f)	clause 4.2 of the SPA shall be amended so that:

(i)	the Initial Consideration payable at the HIIH Completion shall be US$779,063,473;

(ii)	the Initial Consideration payable at the CIC Completion shall be US$27,761,138; and

(iii)	the Initial Consideration payable at the HAH Completion shall be US$13,175,389;

(g)	clause 4.3 of the SPA shall be amended so that the reductions referred to in such clause shall only be applied to:

(i)	the Initial Consideration payable at the HIIH Completion (as amended by this Agreement) to the extent such reductions do not relate to CIC, HAH and/or any of the HAH Subsidiaries;

(ii)

the Initial Consideration payable at the CIC Completion (as amended by this Agreement) to the extent such reductions do not relate to HIIH, any of the HIIH Subsidiaries, HAH and/or any of the HAH Subsidiaries; and

(iii)	the Initial Consideration payable at the HAH Completion (as amended by this Agreement) to the extent such reductions do not relate to HIIH, any of the HIIH Subsidiaries, and/or CIC,

provided that there shall be no duplication in any reductions made to the Initial Consideration payable at each of the HIIH Completion, the CIC Completion and the HAH Completion;

(h)	clause 5 of the SPA shall be amended so that:

(i)

with effect from the HIIH Completion (and conditional upon the HIIH Completion occurring), the Leakage Undertaking shall be repeated in respect of the period from (and including) the HIIH Completion Date up to (and including) the later of the CIC Completion Date or the HAH Completion Date;

(ii)	THG shall provide a Leakage Certificate to the Buyer on the Business Day immediately prior to the CIC Completion and/or the HAH Completion; and

(iii)	the undertaking to pay referred to in clause 5.3 of the SPA shall apply in the event of a breach of the repeated Leakage Undertaking referred to in Clause 2.1(h)(i),

provided that the Leakage Undertaking, the respective Leakage Certificates and the undertaking to pay referred to in clause 5.3 of the SPA (as amended by this Agreement) shall be at the relevant time in respect of Leakage relating to CIC or HAH and/or any of the HAH Subsidiaries, as applicable, only;

(i)	clause 6 of the SPA shall be amended by the addition of the following new clause 6.10:

“Upon the HIIH Completion, it is acknowledged that the Buyer may, pursuant to certain intercompany agreements (including the agreements contained in the

Data Room at 12.1.5.5.1 and 12.1.5.5.2) entered into between HIIH and/or certain HIIH Subsidiaries, on the one hand, and CIC, HAH and/or certain HAH Subsidiaries, on the other hand (the “Relevant Intercompany Agreements”), acquire, indirectly, a degree of operational control over CIC, HAH and/or any of the HAH Subsidiaries. Accordingly, with effect from the HIIH Completion Date until the CIC Completion Date or the HAH Completion Date, as applicable, the Buyer shall indemnify and keep THG indemnified against all Losses from time to time made, suffered or incurred by THG, THIC, CIC, HAH and/or any of the HAH Subsidiaries during the period commencing on the HIIH Completion Date and ending on the CIC Completion or the HAH Completion, as applicable, as a result of any act or omission of the Buyer, HIIH and/or any of the HIIH Subsidiaries which causes a breach of the Relevant Intercompany Agreements or any breach of Schedule 10 (as amended) by the Buyer, provided that nothing in this Clause shall require the Buyer to pay THG, THIC, CIC, HAH and/or any of the HAH Subsidiaries under this indemnity in the event that the CIC Completion or the HAH Completion, as applicable, occurs. THG and the Buyer shall procure that none of the Relevant Intercompany Agreements are terminated, other than for cause in accordance with the relevant terms thereto, by the applicable party thereto over which they have control prior to the CIC Completion or the HAH Completion, as applicable.”

(j)	clause 7.1 of the SPA shall be amended so that:

(i)	the CIC Completion shall take place on the CIC Completion Date; and

(ii)	the HAH Completion shall take place on the HAH Completion Date;

(k)	clauses 7.2 and 7.3 of the SPA shall be amended so that:

(i)

at the CIC Completion, THG shall comply with the obligations under clauses 7.2 and 7.3 of the SPA that are relevant to the sale and purchase of the CIC Shares only and can be satisfied by THIC or CIC, and have not otherwise been satisfied at the completion of the sale and purchase of any Shares prior to the CIC Completion For the avoidance of doubt, THG shall not be required to comply with such obligations (including the obligation under clause 7.2.6(d) of the SPA) at the HIIH Completion; and

(ii)

at the HAH Completion, THG shall comply with the obligations under clause 7.2 and 7.3 of the SPA that are relevant to the sale and purchase of the HAH Shares only and can be satisfied by THG, HAH or any of the HAH Subsidiaries, and have not otherwise been satisfied at the completion of the sale and purchase of any Shares prior to the HAH Completion. For the avoidance of doubt, THG shall not be required to comply with such obligations at the HIIH Completion;

(l)	clause 7.4.3(c) of the SPA shall be amended so that the Buyer shall deliver to THG the novation referred to in such clause at the CIC Completion;

(m)

clause 8.1 of the SPA shall be amended so that, insofar as the Fundamental Warranties relate to CIC and HAH (including the CIC Shares and the HAH Shares) and the HAH Subsidiaries respectively, THG warrants to the Buyer that such Fundamental Warranties shall be true and accurate as at the CIC Completion and the HAH Completion, as applicable (as if immediately repeated before the CIC Completion or the HAH Completion, as applicable);

(n)	clause 10 of the SPA shall be amended so that:

(i)	the Buyer warrants to THG that the Buyer Warranties are true and accurate as at the date of the CIC Completion and the HAH Completion, as applicable; and

(ii)	the Buyer’s obligations referred to in clauses 10.6, 10.12, 10.13 and 10.15 of the SPA shall be with effect from:

(A)	the CIC Completion, to the extent such obligations relate to CIC; and

(B)	the HAH Completion, to the extent such obligations relate to HAH and/or any of the HAH Subsidiaries;

(o)	clause 11 of and Schedule 9 to the SPA shall be amended so that:

(i)	any provisions that relate to CIC shall come into full force and effect from the CIC Completion; and

(ii)	any provisions that relate to HAH or any of the HAH Subsidiaries shall come into full force and effect from the HAH Completion;

(p)

clause 15 of the SPA shall be amended so that the notice details of THG’s Solicitors shall be Jeremy Hill, Mayer Brown International LLP, 201 Bishopsgate, London EC2M 3AF, United Kingdom (JHill@mayerbrown.com);

(q)	paragraph 2 of schedule 3 to the SPA shall be amended so that the time limits set out in such paragraph shall apply from:

(i)	the CIC Completion in relation to any Claims relating to CIC; and

(ii)	the HAH Completion in relation to any Claims relating to HAH and/or any of the HAH Subsidiaries; and

(r)	schedule 10 to the SPA shall be amended so that:

(i)

insofar as the obligations of THG under paragraphs 1 and 2 of schedule 10 relate to CIC or HAH and the HAH Subsidiaries, such obligations shall continue to apply until the CIC Completion Date or the HAH Completion Date, as applicable; and

(ii)	with effect from the HIIH Completion Date until the CIC Completion Date or the HAH Completion Date, as applicable, the Buyer shall procure that each of HIIH and the HIIH Subsidiaries shall, insofar as such business relates to or has an effect on the operation of CIC, HAH and/or any of the HAH Subsidiaries, conduct its business in the ordinary course of business and in the manner in which it has been conducted prior to the date of this Agreement and, without prejudice to the foregoing, but subject always to Clause 6.1, the Buyer shall procure that, without the prior written consent of THG (such consent not to be unreasonably withheld or delayed), neither HIIH nor any of the HIIH Subsidiaries shall do, insofar as such things relate to or have an effect on the operation of CIC, HAH and/or any of the HAH Subsidiaries, any of the things set out in paragraph 1 of schedule 10 to the SPA.

2.2	Extent of amendments

For the avoidance of doubt, the provisions of the SPA referred to in Clause 2.1 shall be amended only to the extent required to give effect to the amendments contemplated by Clause 2.1 and, unless expressly provided for in Clause 2.1, Clause 2.1 shall not have the effect of deleting or replacing such provisions of the SPA insofar as they relate to the sale and purchase of the HIIH Shares or otherwise.

2.3	Conflict with the SPA

The parties acknowledge that the amendments set out in Clause 2.1 are non-exhaustive and, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the SPA then, insofar as such conflict or inconsistency relates:

(a)

to the sale and purchase of the CIC Shares or the sale and purchase of the HAH Shares, this Agreement shall prevail and the provisions of the SPA shall be deemed amended so as to accord with the provisions of this Agreement; or

(b)	to any other provision of the SPA, the SPA shall prevail.

2.4	When amendments take effect

The amendments to the SPA set out in Clause 2.1 shall take effect immediately.

3.	ALL OTHER TERMS UNCHANGED

Save as amended by this Agreement, the terms of the SPA shall remain in full force and effect.

4.	THE CIC COMPLETION OR THE HAH COMPLETION NOT OCCURRING

If the sale and purchase of the CIC Shares and/or the HAH Shares does not complete by 31 December 2019 (or such later date as the parties may agree in writing), THG (in its sole discretion) may elect to sell or wind-down and run-off CIC and/or HAH and the HAH Subsidiaries. If THG so elects, the parties shall use all reasonable endeavours and co-operate fully in good faith in all actions necessary to establish arrangements for the orderly sale or wind-down and run-off of CIC and/or HAH and the HAH Subsidiaries, as applicable, including by:

(a)

each party providing the other on a timely basis with all information belonging to the party or to which the party has access that the other party deems necessary to make any notification or filing to, or to respond to any information request from, any relevant authority;

(b)	the parties keeping each other informed of the progress of any such notification or filing; and

(c)	the parties providing each other with such assistance as may reasonably be required,

provided that THG shall be solely responsible for the costs, fees and expenses (including the costs, fees and expenses of professional advisers) of the sale or wind-down and run-off of CIC and/or HAH and the HAH Subsidiaries.

5.	CLAUSES REPEATED

Save as amended by this Agreement, clauses 1.2, 1.4, 1.10 and 13 to 28 of the SPA shall be deemed repeated in this Agreement and shall apply to this Agreement as if set out in full, and words and expressions used in those clauses shall have the meanings given to them in the SPA.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it as a deed below.

EXECUTION:

SIGNED as a deed on behalf of THE HANOVER INSURANCE GROUP, INC., a corporation incorporated in Delaware, by Jeffrey M. Farber,

being a person who, in accordance with the laws of that jurisdiction, is acting under the authority of the corporation:

) ) ) ) ) ) )	/s/ Jeffrey M. Farber
Authorised signatory

SIGNED as a deed on behalf of CHINA REINSURANCE (GROUP) CORPORATION, a corporation incorporated in the People’s Republic of China, by Chun Ling Yu,

being a person who, in accordance with the laws of that jurisdiction, is acting under the authority of the corporation:

) ) ) ) ) ) ) )	/s/ Chun Ling Yu
Authorised signatory

[Hydrangea – SPA supplemental agreement]